PRESS RELEASE


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH BOUFFARD, PRESIDENT
      410-285-9327

            PATAPSCO BANCORP, INC. ACQUIRES NORTHFIELD BANCORP, INC.
                       AND NORTHFIELD FEDERAL SAVINGS BANK
                       MERGER FINALIZED NOVEMBER 13, 2000


Baltimore, Md. November 13, 2000 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced the completion of the acquisition of Northfield Bancorp, parent holding company of Northfield Federal Savings Bank, headquartered in Baltimore County, Maryland on November 13, 2000.

In the transaction, each share of Northfield common stock issued and outstanding at the effective time of the acquisition was converted into the right to receive $12.50 in cash and 0.24 shares of Series A Non-cumulative Perpetual Convertible Preferred Stock of Patapsco Bancorp. The acquisition results in consolidated assets for Patapsco of approximately $155 million, consolidated deposits of approximately $117 million and stockholders' equity of $12.3 million based on September 30, 2000 financial information.

Joseph Bouffard, President and Chief Executive Officer of Patapsco Bancorp stated, "This merger brings together two comparable financial institutions that serve adjacent communities. Not only will our shareholders, customers and employees benefit but we believe both the Dundalk and Parkville communities will be better served. We are looking forward to this opportunity to continue to offer our outstanding services to meet the banking needs of our new and existing customers."

The Patapsco Bank, which celebrates its 90th anniversary this year, serves Baltimore County and the surrounding communities, including lending efforts in Harford and Cecil counties, from its main office at 1301 Merritt Boulevard, Dundalk, Maryland with branch offices at 8705 Harford Road and 1844 E. Joppa Road.

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When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.